Exhibit 10.4

SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

Dated as of March 16, 2005

among

VERANCE CORPORATION

and

THE PURCHASERS LISTED ON SCHEDULE 1.01 HERETO

SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

i

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SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

Dated as of March 16, 2005

Each of the Purchasers Listed on Schedule 1.01

Ladies and Gentlemen:

WHEREAS, VERANCE CORPORATION, a Delaware corporation (the “Company”), and you desire to enter into this agreement (the “Agreement”) to provide for the purchase by you (the “Initial Purchasers”) as the Purchasers listed on Schedule 1.01 and such additional Purchasers who become parties hereto upon the execution of a counterpart signature to this Agreement (the “Additional Purchasers” and, collectively with the Initial Purchasers, the “Purchasers”) of the Series B Convertible Preferred Stock of the Company, par value $0.0001 per share (the “Series B Preferred Stock”), on the terms, and subject to the conditions set forth herein; and

WHEREAS, the Company and DG Systems, Inc. (“DG”) have agreed to enter into (i) a DG and Verance Joint Marketing and Sales Agreement, (ii) a DG and Verance Services Agreement, (iii) a ConfirMedia Data Agreement and (iv) a License Agreement for ConfirMedia Spot Embedding (collectively the “Marketing, Operating and Licensing Agreements”), each dated as of the date hereof, pursuant to which the Company and DG will, among other things, jointly market the Company’s verification and reconciliation services and provide to DG a license to use and market certain of the Company’s software, the execution and delivery of which by the Company and DG shall be a condition to the Company’s and the Purchasers’ obligations to consummate the transactions contemplated hereby;

NOW, THEREFORE, the Company hereby agrees with each of you as follows:

1. PURCHASE, SALE AND TERMS OF SHARES

1.01. The Preferred Shares. The Company has authorized the issuance and sale of up to 37,717,000 shares of its Series B Preferred Stock (the “Series B Preferred Shares”), at a purchase price of $0.3977 per share to the Purchasers, in the respective amounts set forth in Schedule 1.01 hereto as such schedule may be amended with respect to the Additional Purchasers.

1.02. The Conversion Shares. The Company has authorized and has reserved and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, a sufficient number of authorized but unissued shares of Common Stock to satisfy the rights of conversion of the holders of the Series B Preferred Shares (the “Conversion Shares”). The Series B Preferred Shares and the Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Ninth Amended and Restated Certificate of Incorporation of the Company, in the form attached hereto as Exhibit A (the “Amended Certificate”). The Series B Preferred Shares and the Conversion Shares are sometimes collectively referred to as the “Shares.”

1.03. Purchase Price and Closing. The Company agrees to issue and sell to the Purchasers and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchasers, severally but not jointly, agree to purchase that number of Series B Preferred Shares set forth opposite their respective names in Schedule 1.01. The aggregate purchase price of the Series B Preferred Shares being acquired by each Purchaser is set forth opposite such Purchaser’s name in Schedule 1.01. The closing of the purchase and sale of the Series B Preferred Shares to be acquired by the Purchasers from the Company under this Agreement shall, subject to satisfaction or waiver of the conditions to Closing set forth herein, take place in two or more stages at the offices of Durham Jones & Pinegar, P.C., 192 E. 200 N., St. George, UT 84770, the first at 10:00 a.m. on March 18, 2005 (the “Initial Closing” and the “Initial Closing Date”), the second at 10:00 a.m. on July 5, 2005 (the “Second Closing” and the “Second Closing Date”) and any additional Closing and Closing Dates pursuant to Section 1.04. Each purchase and sale of the Series B Preferred Shares pursuant to this Agreement, whether at the Initial Closing, the Second Closing or subsequent thereto shall constitute and be a “Closing” for all purposes of this Agreement. The date of any Closing is herein referred to as a “Closing Date.” At the Closing, the Company will deliver to each Purchaser a certificate for the number of Series B Preferred Shares set forth opposite its name under the heading “Number of Series B Preferred Shares” related to such Closing in Schedule 1.01 registered in such Purchaser’s name (or its nominee), against a payment by such Purchaser of the aggregate purchase price therefore in the form of (a) a check payable to the order of the Company, (b) a wire transfer of immediately available funds to a bank account designated by the Company, or (c) any combination of the methods set forth in (a) and (b) of this Section 1.03. The Closing may be consummated by fax transmission whereby the parties shall transmit facsimile copies of all executed documents required to be executed pursuant to this Agreement, which facsimile copies shall be acceptable and binding.

1.04. Subsequent Sales of Series B Preferred Stock. If less than all of the shares of Series B Preferred Stock authorized on the date hereof are sold at the Initial Closing, the Company may sell, at the Second Closing or within Ninety (90) days after the Second Closing Date hereof, the remaining authorized but unissued shares of Series B Preferred Stock at the same or greater price per share as the Series B Preferred Shares sold in the Initial Closing and the Second Closing to such other persons and entities as are mutually determined by the Company and Purchasers holding in the aggregate at least a majority of the Series B Preferred Shares outstanding. Any such sale shall be upon the same terms and conditions as those contained herein, and such persons or entities, by delivery of the appropriate executed signature pages, shall become parties to this Agreement and the Stockholders Agreement, and shall have the rights and obligations of a Purchaser hereunder and a Series B Preferred Stockholder thereunder. The Purchasers party to this Agreement and the Stockholders Agreement hereby irrevocably waive any pre-emptive rights or rights of first offer they may possess now or hereafter with respect to sales of Series B Preferred Stock made pursuant to this Section 1.04. At or prior to the Closing Date for each Closing, the Schedule 1.01 will be amended to provide for the purchases by the Additional Purchasers.

1.05. Use of Proceeds. The Company shall use the cash proceeds from the issuance and sale of the Series B Preferred Shares for general working capital purposes.

1.06. Specific Performance.

(a) Each Purchaser acknowledges and agrees that because an award of money damages would be inadequate in the event that any Purchaser fails to purchase the number of Series B Preferred Shares set forth opposite its name in Schedule 1.01 at the Second Closing, the Company will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

(b) In addition, each Purchaser obligated to purchase Series B Preferred Shares at the Second Closing acknowledges and agrees that any failure by such Purchaser to complete such purchase, if at such time the conditions to the obligations of the Purchasers to purchase such shares at such time shall have been satisfied or waived, shall, in addition to any other rights available to the Company hereunder or under applicable law, give the Company the right to (a) cause all of the Series B Preferred Shares purchased by such Purchasers prior to the Second Closing to convert into shares of Common Stock of the Company without any further action by such Purchaser and (b) terminate the Marketing, Operating and Licensing Agreements at any time thereafter on no less than ninety (90) days’ prior written notice.

(c) Such remedies will not be the exclusive remedies for the failure of a Purchaser to purchase the number of Series B Preferred Shares set forth opposite its name in Schedule 1.01 at the Second Closing, but will be in addition to all other remedies available at law or equity to the Company. If the Company elects to take action under this Section 1.06, the Company shall have the right to take action under only Section 1.06(a) or (b) hereof and not under both subsections.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchasers as follows:

2.01. Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and currently proposed to be conducted and is duly qualified to do business in good standing in those foreign jurisdictions in which such qualification is required, except where any failure to so qualify or be in good standing would not result in a Material Adverse Effect.

2.02. Authority; Enforceability. The Company has all requisite corporate power and authority to enter into this Agreement and the Stockholders Agreement, to issue and sell the Shares in accordance with the terms of this Agreement, and to carry out its obligations hereunder and under the Stockholders Agreement. The execution, delivery and performance of this Agreement and the Stockholders Agreement by the Company and the issuance and sale of the Shares by the Company have been duly and validly authorized by all requisite corporate proceedings on the part of the Company. Each of this Agreement and the Stockholders Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, conservatorship, receivership or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity that restrict the availability of equitable remedies.

2.03. No Conflict. The execution and delivery of this Agreement and the Stockholders Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, result in or constitute: (a) a default, breach or violation of or under the Amended Certificate or the Bylaws, (b) a default, breach or violation of or under any mortgage, deed of trust, indenture, note, bond, license, lease agreement or other instrument or obligation to which the Company is a party or by which any of its properties or assets are bound, except for any defaults, breaches or violations which would not result in a Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby, (c) a violation of any statute, rule, regulation, order, judgment or decree of any court, public body or authority by which the Company or any of its properties or assets are bound, except for any violations which would not result in a Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby, (d) an event which (with notice or lapse of time or both) would permit any Person to terminate, accelerate the performance required by, or accelerate the maturity of any indebtedness or obligation of the Company under any material agreement or commitment to which the Company is a party or by which any of its properties or assets are bound, or (e) the creation or imposition of any material lien, charge or encumbrance on any property of the Company under any material agreement or commitment to which the Company is a party or by which or any of its properties or assets are bound (other than, in each case above, this Agreement, the Stockholders Agreement and the Note Purchase Agreements).

2.04. Capitalization. Upon the filing of the Amended Certificate, the authorized capital stock of the Company shall consist of (a) 232,000,000 shares of Common Stock, of which 11,936,403 shares are outstanding, 89,600,000 shares are reserved for issuance upon conversion of the Series A Preferred Shares, 60,400,000 shares are reserved for issuance upon conversion of the Series B Preferred Shares, 21,884,519 shares are reserved for issuance upon exercise of outstanding warrants to purchase shares of Common Stock (including 6,914,420 shares under the warrant issued to DG in connection with the transactions contemplated hereby) and 17,935,864 shares are reserved for issuance under the Stock Option Plan, and (b) 150,000,000 shares of Preferred Stock, 89,600,000 shares of which have been designated Series A Convertible Preferred Stock, 80,351,638 shares of which are outstanding, and 60,400,000 shares of which have been designated Series B Convertible Preferred Stock, no shares of which were outstanding prior to the sale hereof. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and non-assessable. Except as described in the Stockholders Agreement or set forth on Schedule 2.04, there are no outstanding preemptive, conversion or other rights (including exchange, participation, co-sale, rights of first refusal or other rights), options, warrants or agreements granted or issued by or binding upon the Company for the purchase or acquisition of any shares of capital stock of the Company or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock or any stock appreciation rights or phantom stock plans. Except as set forth on Schedule 2.04, all outstanding shares of capital stock, convertible securities, rights, options and warrants of the Company are owned by the stockholders and in the numbers specified on Schedule 2.04. Except pursuant to the Company’s charter documents, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any convertible securities, rights or options of the type described in the preceding sentence. Except as provided in the Stockholders Agreement or set forth on Schedule 2.04, the Company is not a party to any agreement granting registration rights to any Person with respect to any of its equity or debt securities. Except as described in the Stockholders Agreement or set forth on Schedule 2.04, the Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. The offer and sale of all capital stock, convertible securities, rights or options of the Company issued prior to the Closing Date complied with or were exempt from all applicable federal and state securities laws and no stockholder has a right of rescission or damages with respect thereto. Schedule 2.04 sets forth a description of any agreement (other than the Stockholders Agreement) or arrangement to provide anti-dilution protection to existing stockholders. Schedule 2.04 sets forth a capitalization table of the Company on a pre-Initial Closing fully diluted basis, and on a post-Initial Closing fully diluted basis.

2.05. Subsidiaries. The Company has no subsidiaries and, except as set forth on Schedule 2.05, does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity.

2.06. Status of Shares. The Series B Preferred Shares to be issued at the Closing have been duly authorized by all necessary corporate action on the part of the Company. When issued and paid for as provided in this Agreement, the Series B Preferred Shares will be validly issued and outstanding, fully paid and nonassessable, and the issuance of such Series B Preferred Shares is not and will not be subject to preemptive rights, rights of first refusal or other similar contractual rights of any other Person. The Conversion Shares have been duly authorized by all necessary corporate action on the part of the Company and have been duly reserved for issuance. When the Conversion Shares are issued in accordance with the terms of this Agreement and the Amended Certificate, such shares will be validly issued and outstanding, fully paid and non-assessable and the issuance of such conversion Shares will not be subject to preemptive rights, rights of first refusal or other similar contractual rights of any other Person.

2.07. Financial Statements. The Company has delivered to the Purchasers its audited consolidated financial statements (balance sheet, statement of operations and statement of stockholders equity) at and for the fiscal year ended December 31, 2003 and its unaudited consolidated financial statements (balance sheet, statement of operations and statement of stockholders equity) for the fiscal twelve month period through December 31, 2004 (the “Financial Statements”). The Financial Statements are complete and correct in all material respects and have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements do not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments.

2.08. Absence of Changes. Except as set forth on Schedule 2.08, or except where such event would, individually or in the aggregate, not result in a Material Adverse Effect, since December 31, 2004, there has not been, as to the Company, (a) any change in its financial condition, results of operations, assets, liabilities or business or to the knowledge of the

Company, its prospects, (b) any material asset or property made subject to a lien of any kind, except liens for taxes not yet due and payable, (c) any waiver of any valuable right, or the cancellation of any debt or material claim held by it, (d) any payment of dividends on, or other distribution with respect to, or any direct or indirect redemption or acquisition of, any shares of its capital stock, or any agreement or commitment therefor, (e) any mortgage, pledge, sale, assignment or transfer of any tangible or intangible material assets by it, except in the ordinary course of business, (f) any loan by it to, or any loan to it from, any officer, director, employee or stockholder of the Company or any agreement or commitment therefor, (g) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting its assets, property or business, (h) any change in its accounting methods or practices, (i) any borrowed amount incurred by it except current liabilities incurred and liabilities under contracts entered into in the ordinary course of business, (j) any discharge or satisfaction of any lien on any assets of the Company, (k) any sale, assignment, transfer or grant of any exclusive license granted by it with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset, (l) any material transaction entered into by it except in the ordinary course of business or as otherwise contemplated hereby, (m) any change in compensation paid to its officers except customary increases made in the ordinary course of business, (n) any material change in its manner of business or operations, or (o) any commitment (contingent or otherwise) to do any of the foregoing.

2.09. Title to Assets. Except as set forth on Schedule 2.09, the Company has good and marketable title to all of its material real and personal property reflected on the Financial Statements, and valid and subsisting leasehold interests in its leasehold estates, in each case, free of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for liens for taxes not yet due and payable. Except as set forth on Schedule 2.09, all accounts receivable of the Company reflected on the Financial Statements have arisen from bona fide transactions in the ordinary course of business and are valid receivables subject to no known setoffs, counterclaims or adjustments and, to the Company’s knowledge, are current and collectible (or if collection of such accounts receivable is doubtful for any reason, reservation therefor has been made on the books of the Company in accordance with GAAP and such reservation is reflected on the Financial Statements provided pursuant to Section 2.07).

2.10. Taxes. Since December 31, 2002, the Company has timely filed all tax returns required to be filed by it, and has timely paid all taxes owed (whether or not shown on any tax return) except where such taxes are being contested in good faith by the Company. Since December 31, 2002, the Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or stockholder. To the knowledge of the Company, all such tax returns were complete and correct in all material respects. The Company has established adequate reserves for all taxes accrued but not yet payable. The Company has not been audited by, and no adjustments have been made or proposed by, any tax authority in connection with any such taxes or tax returns. No deficiency assessment with respect to or proposed adjustment of the taxes of the Company is pending or, to the knowledge of the Company, threatened. There is no tax lien (other than for current taxes not yet due and payable), imposed by any taxing authority, outstanding against the assets, properties or business of the Company. All material tax elections of any type which the Company has made as of the date hereof are set forth in the Financial Statements. The Company has not been a party to any tax sharing or similar agreement. The Company has not been a party to any joint venture, partnership, limited liability company, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

2.11. Actions Pending. Except as set forth on Schedule 2.11, there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or affecting any of its properties or assets, or, to the knowledge of the Company, against any officer, director or employee of the Company in his or her capacity as officer, director or employee of the Company, which questions the validity of this Agreement or the Stockholders Agreement or any action taken or to be taken pursuant hereto or thereto. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against or involving the Company or any of its properties or assets.

2.12. Compliance with Law. The business of the Company has been and is presently being conducted in all material respects in compliance with all material foreign, federal, state, and local governmental laws, rules, regulations and ordinances applicable to the Company and its business. The Company has all material permits, licenses, registration, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business. This Section 2.12 shall have no applicability to environmental laws and laws regarding occupational safety and health, which are covered in Section 2.16.

2.13. ERISA. Schedule 2.13 lists each “employee benefit plan”, as defined in Section 3(3) of ERISA, and any other bonus, severance or termination pay, stock option or stock purchase, incentive pay or other plan, program or arrangement covering present or former employees of the Company which is maintained or contributed to by the Company (the “Plans”). None of the Plans is subject to the provisions of Title IV of ERISA, and none of the Plans is a multiemployer Plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”). The Company has not incurred any liability to the Pension Benefit Guaranty Corporation or any liability with respect to a Multiemployer Plan. None of the Plans is subject to the minimum funding standards set forth in Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any of its officers or employees has engaged in a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code with respect to any Plan which would subject any of such parties to a civil penalty under Section 502(i) of ERISA or an excise tax under Section 4975 of the Code. Each of the Plans has been operated in all material respects in accordance with applicable law, including ERISA and the Code. None of the Plans is an employee welfare plan, as defined in Section 3(1) of ERISA, which provides health or life insurance benefits to employees of the Company following their retirement. Each Plan that is intended to be qualified under Section 401(a) of the Code has received an opinion letter from the United States Internal Revenue Service indicating that such Plan was so qualified as at the time of its review and the Company knows of no reason that would cause such letter to be revoked.

2.14. Employees. The Company does not have any collective bargaining arrangements or agreements covering any of its employees. There is no labor union organizing activity, pending or threatened with respect to the Company. To the Company’s knowledge, no current officer, director, employee or consultant of the Company, is in violation of any material term of any employment, non-compete, non-solicit or non-disclosure contract, inventions agreement, patent disclosure agreement or any other agreement relating to the right of any such individual to be employed by, or to provide services to, the Company. Except as set forth on Schedule 2.14, as of the Closing Date, no current employee of the Company has been granted the right to continued employment by, or to any compensation following termination of employment with, the Company. Schedule 2.14 sets forth a list of each contract, commitment, arrangement, or understanding, whether oral or written, relating to the employment of, or performances of services by, any consultant or independent contractor and identifies each such contract that is not terminable at will by the Company or that provides for continuing payments beyond termination of such agreement (other than payments which have accrued and are payable under the terms of such contract). Except as set forth on Schedule 2.14, each current and former officer, employee, director and consultant of the Company has executed a Proprietary Information and Inventions Assignment Agreement, in a form reviewed by counsel to the Purchasers (the “Non-Disclosure Agreement”), and no exceptions have been taken by any such employee, officer, director or consultant to the terms of such agreements. No officer, consultant or employee of the Company whose termination, either individually or in the aggregate, would result in a Material Adverse Effect, has terminated his or her employment with the Company or, to the knowledge of the Company, has any present intention of terminating his employment or engagement with the Company.

2.15. Intellectual Property.

(a) Schedule 2.15 sets forth a list of all Patents, Copyrights, and Trademarks owned by the Company (the “Company Owned IP”), including (i) for each Patent and Patent application as applicable, the patent number or the patent application number; (ii) for each Trademark and Trademark application as applicable, the registration number or the trademark application serial number and the class of goods covered; and (iii) for each Copyright, the registration number or the copyright application number.

(b) Schedule 2.15 sets forth a list of all material Proprietary Rights licensed to the Company by third parties (the “Company Licensed IP”). The Company has made available to the Purchasers copies of the license agreements governing the Company Licensed IP as they are maintained by the Company in its ordinary course of business.

(c) To the Company’s knowledge, the Company owns or has a license to all Proprietary Rights necessary or required for the conduct of the Company’s business as presently conducted and as currently proposed to be conducted, except where the Company’s failure to own or license such Proprietary Rights would not result in a Material Adverse Effect. Except as set forth on Schedule 2.15, all of the Company Owned IP is freely transferable and sublicenseable without restriction or royalty of any kind (including, without limitation, to any successor in interest as a result of a merger, consolidation, asset sale or similar transaction resulting in a change of control). With respect to the Company Owned IP, all such Intellectual Property is owned free and clear of any mortgage, pledge, lien, conditional sale agreement, security agreement, encumbrance or other charge.

(d) All Company Owned IP has been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the United States and each other jurisdiction in which the Company has registered such Company Owned IP.

(e) All licenses or other agreements under which the Company is granted rights in Intellectual Property of any third person or pursuant to which the Company is or may become obligated to pay any license fee, royalty, milestone or similar payments to any third party are listed in Schedule 2.15. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not impair or otherwise affect the rights of the Company under any such license or agreement.

(f) To the Company’s knowledge, the Company has taken commercially reasonable precautions to protect the secrecy and confidentiality of its trade secrets, except where the Company’s failure to take such commercially reasonable precautions would not result in a Material Adverse Effect.

(g) Except as set forth in Schedule 2.15, to the Company’s knowledge, there is no pending or threatened claim or litigation contesting the validity, ownership or right of the Company to make, use, sell, possess, market, advertise, license or dispose of any Company Owned IP that would cause a Material Adverse Effect to occur nor, to the Company’s knowledge, is there any valid basis for any such claim. Except as set forth in Schedule 2.15, to the Company’s knowledge, the Company has not received any written notice asserting that the Company is infringing upon or misappropriating the U.S. Proprietary Rights of any third party, nor, to the Company’s knowledge, is there any valid basis for any such assertion.

(h) The Company has not threatened or filed any claim alleging that a third party is infringing the Company’s Proprietary Rights.

(i) The Company is not making unauthorized use of any confidential information or trade secrets of any Person, including without limitation, any former employer of any past or present employee of the Company. To the knowledge of the Company, no employee of the Company is obligated under any duty or agreement (including any license, confidentiality agreement, covenant or commitment of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would interfere in any manner with their efforts to promote the interests of the Company or that would conflict with the business of the Company as now conducted or proposed to be conducted.

2.16. Environmental and Safety Matters. The Company is in material compliance with the provisions of all foreign, federal, state and local laws relating to pollution, protection of the environment or occupational safety and health applicable to it or to real property owned or leased by it or to the use, operation or occupancy thereof. The Company has not engaged in any activity in material violation of any provision of any foreign, federal, state or local law relating to pollution, protection of the environment or occupational safety and health. The Company does not have any material liability, absolute or contingent, under any foreign, federal, state or local law relating to pollution, protection of the environment or occupational safety and health.

2.17. Books and Records. The minute books of the Company contain complete and accurate records in all material respects of all meetings and other corporate actions of the Company’s stockholders, Board of Directors and all committees, if any, appointed by its Board of Directors. The Company’s stock ledger, as maintained by the Company, is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company. The books of accounts, ledgers, records and documents of the Company accurately and completely reflect all material information relating to its business, the acquisition, maintenance, location and collection of its assets and all transactions giving rise to its obligations and its accounts receivable.

2.18. Material Agreements.

(a) Except as set forth in Schedule 2.18, there are no agreements, understandings or transactions, or proposed agreements, understandings or transactions, written or oral, between the Company and any of its officers or directors, any member of the immediate family of its officers or directors, any affiliate of the Company, or any affiliate of the foregoing.

(b) Except as set forth in Schedule 2.18, there are no material agreements, understandings or instruments, written or oral, to which the Company is a party or by which the Company is bound, (i) that are terminable without the consent of the Company and that, if terminated, would result in Material Adverse Effect, or (ii) that involve or may involve (A) obligations (contingent or otherwise) of, or payments to, the Company in excess of $25,000, (B) the license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses arising from the purchase of “off the shelf” commercially available products), (C) provisions materially restricting or affecting the development, manufacture or distribution of products or services of the Company, (D) indemnification by the Company with respect to infringement of proprietary rights of another party, (E) an agreement or indenture relating to the borrowing of money or to the mortgaging, pledging, otherwise placing a lien on any material assets of the Company, (F) the guaranty by the Company for borrowed money or otherwise, (G) any other material agreement, understanding or instrument to which the Company is a party or by which it is bound, or (H) any written or oral “side agreements” with any individual or business where by the Company has agreed to do any thing beyond the requirements of the disclosed written agreements.

(c) Each agreement, understanding, instrument or transaction which is required to be set forth in Schedule 2.18 (each, a “Material Contract”), is in full force and effect and is valid, binding and enforceable in accordance with its terms as to the Company and, to the knowledge of the Company, as to each other party thereto, except where the failure to be in full force and effect or valid, binding or enforceable would not have a Material Adverse Effect on the Company or except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, conservatorship, receivership or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity that restrict the availability of equitable remedies. Neither the Company nor, to the knowledge of the Company, any other party is in default thereunder and no event has occurred which with notice, lapse of time or both would constitute a default thereunder. The Company has furnished to the Purchasers complete and correct copies of all such Material Contracts.

2.19. Securities Act of 1933. The Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Series B Preferred Shares hereunder. Neither the Company nor anyone acting on its behalf has or will sell, offer to sell or solicit offers to buy the Series B Preferred Shares or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person, so as to bring the issuance and sale of the Series B Preferred Shares under the registration provisions of the Securities Act and applicable state securities laws.

2.20. Governmental Approvals. Except for the filing of any notice prior or subsequent to the Closing that may be required under applicable state and/or federal securities laws (which, if required, shall be filed on a timely basis), no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution and delivery by the Company of this Agreement, for the offer, issue, sale, execution or delivery of the Series B Preferred Shares, or for the performance by the Company of its obligations under this Agreement and the Stockholders Agreement.

2.21. Insurance. The Company carries insurance as set forth on Schedule 2.21 covering its properties and business. The policies set forth on Schedule 2.21 are adequate and customary for the type and scope of the properties, assets and business, and similar to those of companies of comparable size and condition similarly situated in the same industry in which the Company operates, but in any event are in amounts sufficient to prevent the Company from becoming a co-insurer or self-insurer, with provision for reasonable deductibles. The Company is not in any material respect in default of its obligations of such insurance. The Company has not received any notice that (i) any such insurance has been or will be canceled or terminated or will not be renewed on substantially the same terms as are not in effect or (ii) the premium on any of such policies will be materially increased on the renewal thereof.

2.22. Governmental Regulations.

(a) The Company is not a “holding company” as such term is defined in the Public Utility Holding Company Act of 1935.

(b) The Company is not and has never been a “United States Real Property Holding Corporation,” as defined in Section 897(c)(2) of the Code, and Section 1.897 2(b) of the Regulations promulgated by the Internal Revenue Service.

2.23. Absence of Undisclosed Liabilities. The Company does not have any liabilities of any nature whether matured or unmatured, fixed or contingent (“Liabilities”) other than Liabilities (i) reflected and reserved against in the Financial Statements, (ii) incurred since December 31, 2004 in the ordinary course of business, consistent with the past practice of the Company or (iii) for contractual performance obligations that are not required under GAAP to be reflected or reserved against on the Financial Statements.

2.24. Transactions with Affiliates. Except as set forth on Schedule 2.24, no director, employee or stockholder of the Company, or member of the immediate family of any such Person, nor any “associate” (as defined in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) of any such Person, is a party to any transaction with the Company, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person or “associate,” other than at will employment arrangements in the ordinary course of business.

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each of the Purchasers, severally but not jointly, hereby represents and warrants to the Company as follows:

3.01. Organization and Standing of the Purchasers. Such Purchaser is an individual, or a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

3.02. Authority; Enforceability; No Conflict. Such Purchaser has all requisite corporate, partnership, trustee or limited liability company power and authority to enter into this Agreement and the Stockholders Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Stockholders Agreement by such Purchaser have been duly and validly authorized by all requisite corporate, partnership, trustee, or limited liability company proceedings on the part of such Purchaser. This Agreement and the Stockholders Agreement has been duly executed and delivered by such Purchaser and is a valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, conservatorship, receivership or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity that restrict the availability of equitable remedies. The execution and delivery of this Agreement and the Stockholders Agreement by such Purchaser does not, and consummation by such Purchaser, as applicable, of the transactions contemplated hereby and thereby will not, result in or constitute (a) a default, breach or violation of or under the organizational documents of such Purchaser, (b) a default, breach or violation of or under any mortgage, deed of trust, indenture, note, bond, license, lease agreement or other instrument or obligation to which such Purchaser is a party or by which any of its properties or assets are bound, except for any defaults, breaches or violations which would not, individually or in the aggregate, have a material adverse effect on (i) the business, profits, assets, properties, results of operations or financial condition of such Purchaser, (ii) the ability of such Purchaser to perform its obligations under this Agreement or the Stockholders Agreement or (iii) the binding nature, validity or enforceability of this Agreement or the Stockholders Agreement, or (c) a violation of any statute, rule, regulation, order, judgment or decree of any court, public body or authority, except for any violations which would not, individually or in the aggregate, have a material adverse effect on such Purchaser or prevent or materially delay the consummation by such Purchaser of the transactions contemplated hereby.

3.03. Acquisition for Investment; Access to Information. Such Purchaser is an “accredited investor” as defined in Regulation D under the Securities Act, and is acquiring the Series B Preferred Shares and the Conversion Shares solely for its own account for the purpose of investment, and has no present intention or plan to effect any distribution of the Series B Preferred Shares and the Conversion Shares. Such Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Series B Preferred Shares and the Conversion Shares and has, to its knowledge, been given full access to such records of the Company and to the officers of the Company as it has deemed necessary and appropriate to conducting its due diligence investigation.

3.04. Unregistered Securities; Legend. Such Purchaser understands that (i) the offer and sale of the Series B Preferred Shares and the Conversion Shares have not been, and will not be, registered under the Securities Act or any state securities law by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and such state securities laws, (ii) such exemption depends upon, among other things, the bona fide nature of such Purchaser’s investment intention as expressed herein, (iii) the Series B Preferred Shares and the Conversion Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Series B Preferred Shares and the Conversion Shares must be held indefinitely unless their sale or resale is subsequently registered under the Securities Act and such state securities laws, or a disposition thereof is exempt from registration, and (iv) the certificates for the Series B Preferred Shares and the Conversion Shares shall bear a legend to such effect.

3.05. Financing. Such Purchaser has sufficient funds and will have sufficient funds at all times through the Closing Date to consummate the transactions contemplated hereby. Such Purchaser will not be rendered insolvent by reason of its investment in the Company nor will it be left with unreasonably small capital for purposes of operating its businesses.

4. CONDITIONS TO THE PURCHASERS’ OBLIGATIONS FOR CLOSING

The obligation of each of the Purchasers to purchase and pay for the Series B Preferred Shares to be purchased by it at each Closing is subject to the satisfaction of the following conditions as of each Closing Date:

4.01. Representations and Warranties. Each of the representations and warranties set forth in Section 2 hereof shall be true, accurate and correct in all material respects at the Closing Date with the same effect as though made at and as of such time, except for such representations and warranties qualified by materiality, which shall be true and correct in all respects (as so qualified). The Company shall have the right to update the Schedules on or prior to each Closing following the Initial Closing by delivering such updated Schedules to the Purchasers or Additional Purchasers, as the case may be, prior to the Closing Date with respect to such Closing, and the representations and warranties set forth in Section 2 shall be deemed modified for all purposes of this Agreement by such updated Schedules, provided, however, if such update sets forth information or describes an event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a Material Adverse Effect, such update shall not be deemed to supplement or amend such representations and warranties and the condition set forth in Section 4.02 shall not be deemed to have been satisfied.

4.02. Compliance with Covenants. The Company shall have duly complied with and performed in all material respects all covenants and agreements of the Company herein which are required to be complied with and performed at or before the Closing.

4.03. Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a Material Adverse Effect shall have occurred since the date of this Agreement.

4.04. Officer’s Certificate. The Purchasers shall have received a certificate of an executive officer of the Company, dated the Closing Date, which shall certify that the representations and warranties contained in Section 2 hereof are true, accurate and correct in all material respects as of the Closing Date, except for such representations and warranties qualified by materiality, which are true and correct in all respects (as so qualified), that all other conditions to the obligations of the purchasers set forth herein have been satisfied and all other actions required to be performed by the Company prior to or at the Closing have been performed as of the Closing Date.

4.05. Secretary’s Certificate. The Purchasers shall have received a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, (a) attesting to all stockholder and corporate action taken by the Company including the resolutions of the Board of Directors authorizing (i) the execution, delivery and performance by the Company of this Agreement and the Stockholders Agreement, (ii) the issuance of the Series B Preferred Shares, (iii) the reservation of the Conversion Shares and (iv) the execution, delivery and performance by the Company of all other agreements or matters contemplated hereby or executed in connection herewith, (b) certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Stockholders Agreement, the certificates for the Series B Preferred Stock and the other documents, instruments or certificates to be delivered pursuant hereto and thereto, together with the true signatures of such officers, and (c) verifying that the Amended Certificate and the Bylaws (as attached thereto) are true, correct and complete as of the Closing Date.

4.06. Legal Investment. At time of the Closing, the sale and issuance of the Series B Preferred Shares and the proposed issuance of the Conversion Shares shall be legally permitted by all laws and regulations to which the Purchasers and the Company are subject.

4.07. Consents, Permits, Waivers and Regulatory Approvals. The Company shall have obtained any and all material consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and the Stockholders Agreement prior to or at the time of the Closing, and such consents, permits and waivers shall be reasonably satisfactory to the Purchasers and their counsel and shall be in full force and effect at the time of Closing. All material authorizations, approvals and permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required to be obtained on or prior to the Closing in connection with the issuance of and sale of the Series B Preferred Shares pursuant to this Agreement shall have been duly obtained and shall be effective as of the Closing and shall be in full force and effect at the time of Closing.

4.08. Financing Commitments. The Company shall have obtained from each Purchaser an executed counterpart signature page to this Agreement evidencing the commitment of each such Purchaser to fund the obligation of such Purchaser set forth on Schedule 1.01 hereto.

4.09. Filing of Amended Certificate. The Amended Certificate, attached hereto as Exhibit A, shall have been filed with the Secretary of State of the State of Delaware.

4.10. Good Standing Certificates. The Purchasers shall have received a certificate of the Secretary of State of the State of Delaware as to the due incorporation and good standing of the Company, together with certified copies of all charter documents of the Company, and shall have received certificates of appropriate public officials of each other jurisdiction in which the Company is qualified, licensed or admitted to do business as a foreign corporation, as to the due qualification and good standing of the Company.

4.11. No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced and no investigation by any governmental authority shall have been threatened against the Company, or any of the officers or directors of the Company seeking to restrain, prevent or change the transactions contemplated by this Agreement, and the Stockholders Agreement, or seeking damages in connection with such transactions. The Company shall not have become a party to nor bound by the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that would have any material adverse effect on the Company or the transactions contemplated hereby.

4.12. Legal Opinion. The Purchasers shall have received a legal opinion from Durham, Jones & Pinegar, P.C., outside counsel to the Company, dated the Initial Closing Date, and substantially in the form of Exhibit B.

4.13. Marketing, Operating and Licensing Agreements. The Company shall have executed and delivered to the Purchasers each of the Marketing, Operating and Licensing Agreements.

4.14. Stockholders Agreement. The parties hereto, and other stockholders of the Company holding the requisite number of shares of capital stock of the Company shall have executed the Stockholders Agreement in the form attached hereto as Exhibit C (the “Stockholders Agreement”).

4.15. Waivers. The existing security holders of the Company shall have waived any pre-emptive rights or anti-dilution adjustments (other than the anti-dilution adjustments related to certain warrants issued by the Company between September and November 2000) that would be triggered by the consummation of the transactions contemplated by this Agreement.

5. CONDITIONS TO COMPANY’S OBLIGATIONS FOR CLOSING

The obligation of the Company to sell the Series B Preferred Shares at each Closing is subject to the satisfaction of the following conditions:

5.01. Representations and Warranties. Each of the representations and warranties set forth in Section 3 hereof shall be true, accurate and correct in all material respects at the Closing Date with the same effect as though made at and as of such time, except for such representations and warranties qualified by materiality, which shall be true and correct in all respects (as so qualified).

5.02. Compliance with Covenants. Each of the Purchasers shall have duly complied with and performed in all material respects all covenants and agreements of the Company herein which are required to be complied with and performed at or before the Closing.

5.03. Filing of Amended Certificate. The Amended Certificate, attached hereto as Exhibit A, shall have been filed with the Secretary of State of the State of Delaware.

5.04. Marketing, Operating and Licensing Agreements. DG shall have executed and delivered to the Company each of the Marketing, Operating and Licensing Agreements.

5.05. Legal Investment. At time of the Closing, the sale and issuance of the Series B Preferred Shares and the proposed issuance of the Conversion Shares shall be legally permitted by all laws and regulations to which the Purchasers and the Company are subject.

5.06. Consents, Permits, Waivers and Regulatory Approvals. The Company shall have obtained any and all material consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and the Stockholders Agreement prior to or at the time of the Closing, and such consents, permits and waivers shall be reasonably satisfactory to the Purchasers and their counsel. All material authorizations, approvals and permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required to be obtained on or prior to the Closing in connection with the issuance of and sale of the Series B Preferred Shares pursuant to this Agreement shall have been duly obtained and shall be effective as of the Closing.

5.07. Delivery of Purchase Price. The Purchasers shall have delivered to the Company, against delivery of certificates evidencing the Series B Preferred Shares, the aggregate purchase price for such Series B Preferred Shares.

6. AFFIRMATIVE COVENANTS OF THE COMPANY

6.01. Proprietary Information and Inventions Agreement. The Company shall cause each individual employed or retained by the Company after the date hereof to enter into a Non-Disclosure Agreement.

6.02. Vesting. The Company shall cause any options granted under the Stock Option Plan or any other stock incentive plan adopted by the Company to vest twenty-five percent (25%) on the first anniversary of the grant, with the remaining seventy-five percent (75%) vesting in equal monthly installments over the three-year period following such first anniversary, unless otherwise agreed by the Board of Directors of the Company.

6.03. Corporate Existence. The Company shall maintain its corporate existence, Intellectual Property rights, other rights and franchises in full force and effect to the extent appropriate in accordance with good business practice.

6.04. Properties, Business, Insurance. The Company shall maintain, as to its properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies of a similar size and financial condition similarly situated within the same industry.

6.05. Compliance with Laws. The Company shall comply with all applicable laws, rules, regulations and orders material to the Company and its business.

6.06. Keeping of Records and Books of Account. The Company shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of the Company, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

6.07. D&O Insurance. If and for so long as it is available, the Company shall maintain a director and officer liability insurance policy for the benefit of the members of the Board of Directors, issued by financially sound and reputable insurers, with coverage in the amount of $3,000,000.

7. INDEMNIFICATION

7.01. Indemnification by the Company. In addition to all other rights and remedies available to the Purchasers, the Company shall indemnify, defend and hold harmless each Purchaser and its affiliates and their respective partners, officers, directors, employees, agents and representatives (collectively, and together with such Purchaser, the “Purchaser Indemnified Persons”) against all Losses, and none of the Purchaser Indemnified Persons shall be liable to the Company or any other stockholder of the Company for or with respect to any and all Losses, together with all costs and expenses (including legal and accounting fees and expenses) related thereto or incurred in enforcing this Section 7.01, (i) arising from the untruth, inaccuracy or breach of any of the representations or warranties of the Company contained in this Agreement or the Stockholders Agreement or any facts or circumstances constituting any such untruth, inaccuracy or breach or (ii) arising from the breach of any covenant or agreement of the Company contained in this Agreement or the Stockholders Agreement or any facts or circumstances constituting such breach; provided, however, that the aggregate liability of the Company to any individual Purchaser under this Section 7.01 shall not exceed the aggregate purchase price for the Series B Preferred Shares sold by the Company to such individual Purchaser hereunder unless such Losses arise out of the Company’s gross negligence, fraud or willful misconduct. Notwithstanding the foregoing, and subject to the following part of this sentence, upon judicial determination, which is final and no longer appealable, that the act or omission giving rise to the indemnification resulted primarily out of or was based primarily upon the indemnified party’s gross negligence, fraud or willful misconduct, the Company shall not be responsible for any Losses sought to be indemnified in connection therewith, and the Company shall be entitled to recover from the indemnified party all amounts previously paid in full or partial satisfaction of such indemnity, together with all costs and expenses of the Company reasonably incurred in effecting such recovery, if any.

7.02. Indemnification by the Purchasers. In addition to all other rights and remedies available to the Company, each Purchaser, as to itself only and not as to any other Purchaser (collectively, the “Indemnifying Persons”), shall indemnify, defend and hold harmless the Company and its officers, directors, employees, agents and representatives (collectively, the “Company Indemnified Persons,”) against all Losses, together with all reasonable costs and expenses (including legal and accounting fees and expenses) related thereto or incurred in enforcing this Section 7.02, (i) arising from the untruth, inaccuracy or breach of any of the representations or warranties of such Purchaser contained in this Agreement or the Stockholders Agreement or any facts or circumstances constituting such untruth, inaccuracy or breach or (ii) arising from the breach of any covenant or agreement of such Purchaser contained in this Agreement and the Stockholders Agreement or any facts or circumstances constituting such breach; provided, however, that the aggregate liability of such Purchaser under this Section 7.02 shall not exceed the aggregate purchase price for the Series B Preferred Shares purchased by such Purchaser and shall be payable only by way of cancellation of the Series B Preferred Shares, if any, beneficially owned by such Purchaser.

7.03. Survival of Indemnification. All indemnification rights hereunder shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and therein until the second anniversary of the Closing Date.

7.04. Limitations on Indemnification. By executing this Agreement, the Company agrees (i) that no Purchaser shall have any liability to the Company pursuant to this Agreement or the transactions contemplated hereby except as provided in Section 7.02 and (ii) that it will not make under any circumstances, any claim against any Purchaser for any special, indirect or consequential damages in respect of any breach or wrongful conduct (whether the claim therefore is based on contract, tort or duty imposed by law) in connection with, arising out of or in any way related to, the transactions contemplated by and the relationship established by this Agreement, the Stockholders Agreement or the transactions contemplated hereby or thereby, or any act, omission or event occurring in connection therewith, and the Company waives, releases and agrees not to sue upon, any such claim for any such damages described above in this (ii), whether or not known or suspected to exist.

8. DEFINITIONS AND ACCOUNTING TERMS

8.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Additional Purchasers” shall have the meaning assigned to such term in the initial paragraph of this Agreement.

“Agreement” shall mean this Series B Convertible Preferred Stock Purchase Agreement, including all amendments, modifications or supplements thereto.

“Amended Certificate” shall have the meaning assigned to such term in Section 1.02.

“Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

“Bylaws” shall mean the Amended and Restated Bylaws of the Company adopted as of April 11, 2000, including all amendments, modifications or supplements thereto.

“Closing” shall have the meaning assigned to such term in Section 1.03.

“Closing Date” shall have the meaning assigned to such term in Section 1.03.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the Company’s Common Stock, par value $0.0001 per share, as authorized on the date of this Agreement.

“Company” shall have the meaning assigned to such term in the introductory sentence hereof.

“Company Owned IP” shall have the meaning assigned to such term in Section 2.15.

“Company Licensed IP” shall have the meaning assigned to such term in Section 2.15.

“Company Indemnified Persons” shall have the meaning assigned to such term in Section 7.02.

“Conversion Shares” shall have the meaning assigned to such term in Section 1.02.

“Copyrights” shall mean all U.S. registered copyrights, mask work rights, mask work registrations, and copyright applications for U.S. registration.

“DG” shall have the meaning assigned to such term in the second paragraph of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” shall have the meaning assigned to such term in Section 2.07.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 2.07 (except for changes concurred in by the independent public accountants to the Company).

“Indemnifying Persons” shall have the meaning assigned to such term in Section 7.02.

“Initial Closing Date” and “Initial Closing” shall have the meaning assigned to such terms in Section 1.03.

“Initial Purchasers” shall have the meaning assigned to such term in the initial paragraph of this Agreement.

“Knowledge of the Company” or “the Company’s knowledge” or words of similar import, mean the current knowledge of the directors and executive officers of the Company, including facts of which such officers, in the reasonably prudent exercise of their duties, should be aware.

“Loss” means any loss (including diminution in value of the Company’s securities), liability, demand, claim, action, cause of action, cost, damage, deficiency, tax (including any taxes imposed with respect to any indemnity payments for any such Loss), penalty, fine or expense, whether or not arising out of any claims by or on behalf of any party to this Agreement or any third party, including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing which any such party may suffer, sustain or become subject to, as a result of, in connection with or relating or incidental to any indemnifiable event or condition.

“Material Adverse Effect” means any material adverse effect on (a) the business, profits, assets, properties, results of operations or financial condition of the Company, (b) the ability of the Company to perform its obligations under this Agreement or the Stockholders Agreement or (c) the binding nature, validity or enforceability of this Agreement or the Stockholders Agreement.

“Material Contract” shall have the meaning assigned to such term in Section 2.18(c).

“Marketing, Operating and Licensing Agreements” shall have the meaning assigned to such term in the second paragraph of this Agreement.

“Multiemployer Plan” shall have the meaning assigned to such term in Section 2.13.

“Patents” shall mean all U.S. patents and U.S. patent applications, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof.

“Person” shall mean an individual, corporation, partnership, joint venture, trust, university, or unincorporated organization, or a government or any agency or political subdivision thereof.

“Plans” shall have the meaning assigned to such term in Section 2.13.

“Proprietary Rights” shall mean all Copyrights, Patents, Trademarks, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto), trade secrets, know-how, inventions, designs, specifications, plans, drawings, moral rights, Internet domain names, algorithms, architectures, structures, screen displays, layouts, development tools and other intellectual property rights.

“Purchasers” shall mean the Initial Purchasers and the Additional Purchasers of Series B Preferred Shares set forth on Schedule 1.01 hereto, together with their respective successors and assigns, including any transferee to whom Shares are transferred in compliance with the Stockholder Agreement.

“Purchaser Indemnified Persons” shall have the meaning assigned to such term in Section 7.01.

“Series B Preferred Shares” shall have the meaning assigned to such term in Section 1.01.

“Series B Preferred Stock” shall have the meaning assigned to such term in the first paragraph of this Agreement.

“Schedules” shall mean the disclosure schedules delivered to the Purchasers by or on behalf of the Company, containing all lists, descriptions, exceptions, and other information and materials as are required to be included therein by the Company pursuant to this Agreement.

“Second Closing Date” and “Second Closing” shall have the meaning assigned to such terms in Section 1.03.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time or any other federal act, rule or regulation requiring Registration with any federal agency in connection with a public offering of Registrable Securities.

“Shares” shall have the meaning assigned to such term in Section 1.02.

“Stock Option Plan” means collectively (i) the Company’s 2003 Amended and Restated Equity Participation Plan (which amends and restates the Company’s 1999 Equity Participation Plan, as previously amended), (ii) the Aris Technologies, Inc. Amended and Restated 1996 Stock Inventive Plan, and (iii) Solana Technology Development Corp. Amended and Restated 1995 Stock Issuance/Stock Option Plan.

“Stockholders Agreement” shall mean the meaning assigned to such term in Section 4.14.

“Trademarks” shall mean all U.S. registered trademarks, service marks, trade dress, logos, trade names, corporate names, domain names, and all U.S. applications for registration of any of the foregoing.

8.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement, unless otherwise specified, shall be prepared in accordance with GAAP.

9. MISCELLANEOUS

9.01. No Waiver; Cumulative Remedies. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

9.02. Amendments, Waivers and Consents. Any provision in this Agreement to the contrary notwithstanding, and except as hereinafter provided, changes in, termination or amendments of or additions to this Agreement may be made, and compliance with any covenant or provision set forth herein may be omitted or waived, if the Company, (a) shall obtain consent thereto in writing from the holders of a majority of the then outstanding Series B Preferred Shares, or the Conversion Shares issued or issuable in respect of such Series B Preferred Shares, and (b) shall deliver copies of such consent in writing to any holders who did not execute such consent; provided that no consents shall be effective to reduce the percentage in interest of the Shares of the respective classes the consent of the holders of which is required under this Section 9.02. Any waiver or consent may be given subject to satisfaction of conditions stated

therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.03. Addresses for Notices; Notices. All notices and consents required or permitted hereunder must be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) three business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

To the Company:	Verance Corporation
4435 Eastgate Mall, Suite 350
San Diego, California 92121
Attn: Chief Executive Officer
Facsimile: (858) 202-2801

With a required copy to:	Durham, Jones & Pinegar, P.C.
193 E 200 North, 3rd Floor
St. George, Utah 84770
Attn: Joshua E. Little
Facsimile: (435) 628-1610

To any Purchaser:	At its address specified on Schedule 1.01 hereto

With a required copy to:	Counsel specified on Schedule 1.01 hereto

9.04. Binding Effect; Assignment. This Agreement and the Stockholders Agreement to which the Company is a party shall be binding upon and inure to the benefit of each of the Company and the Purchasers and their respective heirs, successors and assigns, except that the Company shall not have the right to delegate its obligations hereunder or to assign its rights hereunder or any interest herein without the prior written consent of the holders of at least majority of the then outstanding Shares, voting as a separate class.

9.05. Survival of Representations and Warranties. Subject to the provisions of Section 7.03, all representations and warranties covenants and undertakings made in this Agreement, the Stockholders Agreement, the Shares, or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof or thereof and the Closing hereunder.

9.06. Prior Agreements. This Agreement and the Stockholders Agreement supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

9.07. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in case any provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal, or unenforceable, such provision, as to such jurisdiction, shall be ineffective, without affecting the validity, legality, and enforceability of the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9.08. Brokers. Except as set forth in Schedule 9.08, each party represents and warrants that it has no obligation to pay any finder’s fee in connection with the transaction contemplated herein. Each party will indemnify and save the other party harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders’ fees or commissions, or consulting fees in connection with the transactions contemplated by this Agreement asserted by any person on the basis of any statement or representation alleged to have been made by such indemnifying party.

9.09. Confidentiality. The Company will not publicly announce or disclose the relationship between the Company and any Purchaser without first obtaining the written consent of such Purchaser; provided, however, that each of the Purchasers agrees that the Company may issue a press release immediately after the Closing summarizing the terms of the investment and identifying the Purchasers. The contents of such press release shall be subject to the written approval of each of the Purchasers identified in such press release, which approval shall not be unreasonably delayed or withheld.

9.10. Governing Law; Consent to Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, AND WITHOUT GIVING EFFECT TO CHOICE OF LAW PROVISIONS.

(b) The Company and the Purchasers hereby agree that any suit, action or proceeding arising out of or relating to this Agreement may be brought to the extent permitted by applicable law in any applicable court of the State of California, County of San Diego in which venue is appropriate or in the United States District Court for the Southern District of California, as the party commencing such suit, action or proceeding may elect in its sole discretion; and the Company hereby irrevocably submits to the jurisdiction of such courts and any appellate court or body thereof for the purpose of any suit, action, proceeding or judgment (and waives for such purpose any other preferential jurisdiction by reason of its present or future domicile or otherwise).

(c) The Company hereby irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in those courts referenced in this Section 9.10 and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.11. Headings. Article, section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

9.12. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

9.13. Further Assurances. From and after the date of this Agreement, upon the request of any Purchaser or the Company, each of the Company and the Purchasers shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement, the Stockholders Agreement and the Shares.

9.14. California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

VERANCE CORPORATION

By:	/s/ F. Mario Petrocco
Name:	F. Mario Petrocco
Title:	Senior Vice President & Chief Financial Officer

COUNTERPART SIGNATURE PAGE

TO

SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

(All joint owners to sign)

DIGITAL GENERATION SYSTEMS, INC.

By:	/s/ Scott K. Ginsburg
Name:	Scott K. Ginsburg
Title:	Chief Executive Officer